Exhibit 99.1
Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:	Media Relations:
President and Chief Operating Officer	Lisa M. Wilson	Dan Budwick
Tel: (216) 431-9900	In-Site Communications	Pure Communications, Inc.
bjlehmann@athersys.com	Tel: (917) 543-9932	Tel: (973) 271-6085
lwilson@insitecony.com
dan@purecommunicationsinc.com
ATHERSYS REPORTS FOURTH QUARTER AND 2009 ANNUAL RESULTS
Cleveland, OHIO, (March 11, 2010) — Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the fourth quarter of 2009 and for the year ended December 31, 2009.
Fourth Quarter and Recent Highlights Include:
•
Entered global collaborative agreement with Pfizer to develop and market MultiStem® (a patented, adult-derived “off-the-shelf” stem cell product platform in development for multiple disease indications), for the treatment of inflammatory bowel disease (IBD);

•	Completed patient enrollment in phase I clinical trial of MultiStem in acute myocardial infarction (AMI);

•	Key United States and European patent issuances enhance MultiStem intellectual property estate;

•	Revenues of $0.9 million and a net loss of $5.0 million for the fourth quarter ended December 31, 2009; and

•	Year-end capital position of $26.4 million in cash, cash equivalents and available-for-sale securities expected to support planned operations through 2011.
“Throughout the fourth quarter and over the course of 2009, we made significant progress in our core programs and business development efforts,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “In December 2009, Athersys reached an important milestone when we entered into a global agreement with Pfizer to develop and commercialize MultiStem for the treatment of IBD. In addition, we are making solid progress in our other MultiStem and drug development programs. We continue to explore additional partnering opportunities and have a strong balance sheet that we believe enables funding of our operations through 2011.”

Fourth Quarter Results
Revenues for the three months ended December 31, 2009 increased to $0.9 million from $0.3 million in the comparable period in 2008, due principally to increases in grant proceeds and contract revenues for the period. Research and development expenses increased to $4.1 million in the fourth quarter from $3.7 million in the prior year period reflecting, among other things, an increase in stock and cash compensation expense that were partially offset by decreases in clinical and preclinical development costs and outsourced study costs. General and administrative expenses increased to $1.7 million for the three months ended December 31, 2009 from $1.4 million in the comparable period in 2008, due principally to an increase in stock and cash compensation expense. As of December 31, 2009, cash, cash equivalents and available-for-sale securities totaled $26.4 million. Based on the current plan and assuming no new financings or significant business transactions, we believe this capital is sufficient to support core operations at the Company through the end of 2011.
2009 Annual Results
For the year ended December 31, 2009, revenues decreased to $2.2 million from $3.1 million from the same period in 2008 principally due to a decline in contract revenues. Research and development expenses decreased to $11.9 million in 2009 from $16.5 million in 2008, resulting primarily from decreases in clinical and preclinical development costs and outsourced study costs, as partially offset by increases in stock and cash compensation expense and sponsored research costs. General and administrative expenses increased slightly in 2009 to $5.6 million from $5.5 million in 2008. The increase was a result of increases in stock and cash compensation expense that were partially offset by decreases in legal and professional costs. Net loss decreased to $15.4 million in 2009 from $18.0 million in 2008, primarily due to the decrease in research and development expenses as offset in part by decreases in revenues and interest income.
Additional Details of Fourth Quarter and Recent Highlights
Global Agreement with Pfizer
In December 2009, Athersys announced that it entered into an agreement with Pfizer Inc. (Pfizer) to develop and commercialize MultiStem for the treatment of IBD. Under the terms of the agreement, Athersys received an up-front cash payment of $6 million from Pfizer and will receive research funding and support during the initial phase of the collaboration. In addition, Athersys is also eligible to receive milestone payments of up to $105 million upon the successful achievement of certain development, regulatory and commercialization milestones. Pfizer will have responsibility for development, regulatory and commercialization and will pay Athersys tiered royalties on worldwide commercial sales of MultiStem IBD products. Alternatively, in lieu of royalties and certain commercialization milestones, Athersys may elect to co-develop with Pfizer and the parties will share development and commercialization expenses and profits/losses on an agreed basis beginning at phase III clinical development.
Progress on MultiStem Clinical and Preclinical Programs
The Company believes that MultiStem represents a significant advancement in stem cell therapy based on research and development completed to date. Specifically, MultiStem:
•	does not require traditional tissue matching or require supplemental immune suppressive drugs;

•	may be produced on a large scale, in a well validated and reproducible manner;

•	exhibits a strong and consistent safety profile; and

•	is capable of delivering therapeutic benefits through the reduction of inflammation, protection of damaged or injured tissue, and the formation of new blood vessels in ischemic injury.
In addition to its work with Pfizer on the development of MultiStem to treat IBD, Athersys is currently evaluating treatment with MultiStem in two clinical trials. In February 2010, Athersys completed patient enrollment in the phase I AMI safety study. During the first half of 2010, Athersys expects to complete both one-month and four-month patient follow ups and announce top-line results during the middle of the year. In the ongoing phase I safety study involving administration of MultiStem to patients undergoing hematopoietic stem cell transplant, Athersys completed additional patient enrollment in the single dose arm of the study and recently received authorization from the independent safety committee to commence the second, multi-dose arm of the study. The Company is also continuing preparations for the commencement of the third clinical study authorized by the FDA, involving the administration of MultiStem to patients that have suffered an ischemic stroke. Unlike current treatments, which must be administered within approximately three hours of the ischemic event, MultiStem will be administered within 48 to 60 hours following the occurrence of the stroke.
The Company also conducts and manages research programs exploring the utility of MultiStem in a range of other disease areas, through a broad network of collaborations with leading research institutions across the United States and Europe. Through these collaborations, Company personnel and independent investigators are exploring the potential application of MultiStem in areas including the treatment of cardiovascular and peripheral vascular disease, neurological disease or injury, conditions that involve the immune system such as acute or chronic inflammatory conditions or autoimmune disease, and other areas.
Histamine H3 Receptor Antagonist Program
In addition to its stem cell and regenerative medicine programs, Athersys is developing novel H3 antagonists to treat certain cognitive disorders, including indications such as attention-deficit disorder, schizophrenia, and sleep related conditions such as narcolepsy, excessive daytime sleepiness, or chronic fatigue associated with various disease conditions. The H3 receptor regulates levels of histamine and other neuro-transmitters in certain areas of the brain that play a direct role in regulating cognitive functions and wakefulness. The histamine H3 receptor antagonists being developed at Athersys represent a new class of drugs that could have an improved efficacy and safety profile relative to existing drugs used for the treatment of a range of conditions that affect attention, cognitive ability or wakefulness.
5HT2c Agonist Program
Athersys is also developing potent, selective 5HT2c receptor agonists for the treatment of obesity. The 5HT2c serotonin receptor plays an important role in the regulation of appetite, and numerous prior studies have demonstrated that stimulation of the 5HT2c receptor causes a significant reduction in appetite, resulting in weight loss over time. The Company has developed a proprietary portfolio of highly selective compounds that are very potent at the 5HT2c receptor, that also lack activity at other receptors that could cause safety or tolerability issues and limit efficacy, such as the 5HT2a and 5HT2b serotonin receptors. By successfully demonstrating the ability to establish a portfolio of potent compounds with a high level of selectivity, the Company believes that it can achieve a once-per-day obesity drug that delivers a high degree of efficacy as well as consistent patient safety and tolerability.

Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. (Eastern Time) to review the results. Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host the call. Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada, 973-638-3440 from abroad, or via a live Internet broadcast on the Company’s website at www.athersys.com under the Investor Relations section.
A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on March 25, 2010 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 59293658.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction and other disease indications. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: the possibility of delays in, adverse results of, and excessive costs of the development process; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements, our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008

Assets
Cash, cash equivalents and available-for-sale securities	$26,382	$31,613
Other current assets	847	1,091
Equipment, net	849	701
Other long-term assets	253	472

Total assets	$28,331	$33,877

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$2,735	$2,256
Deferred revenue	6,639	58
Total stockholders’ equity	18,957	31,563

Total liabilities and stockholders’ equity	$28,331	$33,877

Athersys, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Contract revenue	$443	$152	$1,079	$1,880
Grant revenue	426	107	1,080	1,225

Total revenues	869	259	2,159	3,105

Costs and expenses
Research and development	4,052	3,718	11,920	16,500
General and administrative	1,693	1,371	5,621	5,479
Depreciation	58	60	233	218

Total costs and expenses	5,803	5,149	17,774	22,197

Loss from operations	(4,934)	(4,890)	(15,615)	(19,092)
Other (expense) income, net	(143)	6	(126)	48
Interest income	63	172	375	1,146
Interest expense	—	(1)	—	(94)

Net loss attributable to common stockholders	$(5,014)	$(4,713)	$(15,366)	$(17,992)

Basic and diluted net loss per common share attributable to common stockholders	$(0.26)	$(0.25)	$(0.81)	$(0.95)
Weighted average shares outstanding, basic and diluted	18,929,333	18,927,988	18,928,379	18,927,988